Exhibit 99.1

 Eagle Bulk Shipping Inc. Reports Fourth Quarter 2020 Results

STAMFORD, CT, March 4, 2021 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk” or the “Company”), one of the world’s largest owner-operators within the Supramax/Ultramax drybulk segment, today reported financial results for the three months and year ended December 31, 2020.

Highlights for the Quarter:

•Revenues, net of $75.2 million
◦TCE revenues (1) for the quarter equated to $47.9 million.
◦Achieved TCE (1) of $11,190/day for the quarter versus the Adjusted net BSI (2) at $10,229/day

•Realized a net income of $0.1 million, or $0.01 per basic and diluted share

•Adjusted EBITDA(1) of $22.0 million

•Raised $23.5 million, net, in new equity on December 18, 2020

•Executed agreements to purchase three modern scrubber-fitted SDARI-64 Ultramax bulkcarriers constructed at Chengxi Shipyard Co. Ltd. for a total purchase price of $50.2 million

Subsequent Events

•Executed agreements to purchase four additional vessels:
◦One 2017-built scrubber-fitted SDARI-64 Ultramax bulkcarrier constructed at Chengxi Shipyard Co. Ltd. for $15.0 million in cash and a warrant for 212,315 EGLE shares (January 28, 2021)
◦Three 2011-built CROWN-58 Supramax bulkcarriers constructed at Yangzhou Dayang Shipbuilding Co., Ltd for $21.2 million in cash and a warrant for 329,583 EGLE shares (February 11, 2021)

•Looking ahead, fixed 93% of Q1 2021 available days at an average TCE of $15,085 as of March 4, 2021

Gary Vogel, Eagle Bulk’s CEO, commented, “On the back of an improving macroeconomic landscape and our positive drybulk market outlook, we acquired a total of seven vessels over the past few months, bringing our proforma fleet to 52 ships, the highest in Eagle’s history. We have purchased 27 vessels and sold 19 since we began our fleet renewal and growth initiative. The result is a fleet with significantly increased earnings potential, as well as a lower emissions profile. Importantly, 45 of our vessels, or 87% of our fleet, are fitted with scrubbers, giving us exposure to recently widening fuel spreads.

Looking ahead, we entered the first quarter of 2021 well positioned to take advantage of the rising market with the majority of our vessels operating in the Atlantic Basin. As of today, we have fixed about 93% of our available days for the quarter at a net TCE of $15,085 per day, representing what will likely be the highest TCE the Company has achieved in more than 9 years.

As the world continues to come back online and stimulus measures are enacted, demand for drybulk commodities has increased accordingly. The freight market has been reflecting this trend, and the Baltic Supramax Index is currently trading at a 10-yr high. While risks remain to the global recovery, we believe the positive growth trend will continue, helping to sustain demand for drybulk commodities. This, coupled with a historically low orderbook, supports our optimism on both rates and asset prices.”

Fleet Operating Data

	Three Months Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Ownership Days	4,419	4,460	18,065	16,945
Chartered-in Days	515	646	2,179	3,583
Available Days	4,794	4,358	19,612	19,214
Operating Days	4,752	4,316	19,450	19,058
Fleet Utilization	99.1%	99.0%	99.2%	99.2%

Fleet Development

Vessels sold
•Hawk I (50k DWT / 2001-built) for net proceeds of $4.3 million
•Osprey I (50k DWT / 2002-built) for net proceeds of $4.3 million
•Shrike (53k DWT / 2003-built) for net proceeds of $4.9 million
•Skua (53k DWT / 2003-built) for net proceeds of $5.1 million

Results of Operations for the three months and years ended December 31, 2020 and 2019

For the three months ended December 31, 2020, the Company reported net income of $0.1 million, or $0.01 per basic and diluted share, compared to a net loss of $11.2 million, or $1.09 per basic and diluted share, in the same period for the prior year.
For the year ended December 31, 2020, the Company reported a net loss of $35.1 million, or $3.40 per basic and diluted share, compared to a net loss of $21.7 million, or $2.13 per basic and diluted share, for the year ended December 31, 2019.

Revenues, net

    Revenues, net for the three months ended December 31, 2020 were $75.2 million compared with $71.5 million in the comparable quarter in 2019. The increase in revenue was primarily due to an increase in available days as many of our vessels were undergoing scrubber retrofitting in the prior year.

    Revenues, net for the year ended December 31, 2020 were $275.1 million compared to $292.4 million for the prior year. Revenues, net decreased by 6% compared to the prior year ended December 31, 2019 primarily due to a decline in fuel prices, which impacted our revenue from voyage charters where the freight rate earned per metric ton of cargo is based on the fuel expense expected to be incurred partly offset by an increase in available days. The available days increased year over year because the scrubber installations were completed by April 2020. The available days including chartered-in days for the year ended December 31, 2020 were 19,612 as compared to 19,214 for the year ended December 31, 2019.

Voyage expenses

Voyage expenses for the three months ended December 31, 2020 were $19.6 million compared to $21.4 million in the comparable quarter in 2019. The decrease was mainly attributable to a decrease in bunker prices year over year.

Voyage expenses for the years ended December 31, 2020 and 2019 were $89.5 million and $87.7 million, respectively. Voyage expenses have primarily increased due to an increase in port expenses and hold cleaning expenses due to an increase in the voyage charter business offset by a decrease in bunker prices in the current year compared to the prior year.

Vessel operating expenses

Vessel operating expenses for the three months ended December 31, 2020 were $20.8 million compared to $22.3 million in the comparable quarter in 2019. The decrease in vessel expenses is mainly attributable to lower owned days, and lower startup costs related to the acquisition of six Ultramax vessels during the third and fourth quarters of 2019. The ownership days for the three months ended December 31, 2020 and 2019 were 4,419 and 4,460, respectively.

Average daily vessel operating expenses for our fleet for the three months ended December 31, 2020 and December 31, 2019 were $4,718 and $5,008, respectively.

Vessel operating expenses for the years ended December 31, 2020 and 2019 were $86.5 million and $82.3 million, respectively. The increase in vessel expenses is attributable to an increase in ownership days after the purchase of six Ultramax vessels in the second half of 2019, offset by the sale of two vessels Thrasher and Kestrel in the second half of 2019 and sale of five vessels (Goldeneye, Skua, Osprey I, Hawk I, and Shrike) in the later half of 2020. Additionally, the Company incurred $1.0 million in additional costs relating to COVID-19 for procurement of personal protective equipment, test kits and crew changes. The ownership days for the year ended December 31, 2020 were 18,065 compared to 16,945 for the prior year ended December 31, 2019.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2020 were $4,790 compared to $4,859 for the year ended December 31, 2019.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2020 were $5.5 million compared to $8.2 million in the comparable quarter in 2019. The decrease in charter hire expense was due to a decrease in the number of charter-in days and a decrease in charter hire rates due to COVID-19. The total chartered-in days for the three months ended December 31, 2020 were 515 compared to 646 for the comparable quarter in the prior year.

Charter hire expenses for the years ended December 31, 2020 and 2019 were $21.3 million and $42.2 million, respectively. The decrease in charter hire expenses in 2020 compared with 2019 was mainly due to a decrease in charter-in days as well as a decrease in charter hire rates due to COVID-19. The chartered-in days for the year ended December 31, 2020 were 2,179 compared to 3,583 for the year ended December 31, 2019. The Company currently charters in three vessels on a long-term basis.

Depreciation and amortization

Depreciation and amortization expense for the three months ended December 31, 2020 and 2019 was $12.6 million and $11.3 million, respectively. Total depreciation and amortization expense for the three months ended December 31, 2020 includes $10.7 million of vessel and other fixed asset depreciation and $1.9 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended December 31, 2019 were $9.5 million of vessel and other fixed asset depreciation and $1.8 million of amortization of deferred drydocking costs. The increase in depreciation expense is attributable to the increase in cost base due to the purchase of seven Ultramax vessels during 2019 and the installation of scrubbers and BWTS on our vessels, partially offset by the sale of seven vessels since the second quarter of 2019.

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $50.2 million and $40.5 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2020 includes $42.8 million of vessel and other fixed assets depreciation and $7.4 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2019 were $34.3 million of vessel and other fixed assets depreciation and $6.2 million of amortization of deferred drydocking costs. The increase in depreciation expense is due to an increase in the cost base of our owned fleet due to the capitalization of scrubbers and BWTS on our vessels, and the acquisition of six Ultramax vessels in the second half of 2019, offset by the sale of two vessels in 2019 and five vessels in the third and fourth quarter of 2020. The increase in drydock amortization is due to the completion of eleven additional drydocks since the end of 2019.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2020 and 2019 were $8.8 million and $10.1 million, respectively. General and administrative expenses include stock-based compensation of $0.7 million and $1.0 million for the three months ended December 31, 2020 and 2019, respectively. The decrease in general and administrative expenses was mainly attributable to a decrease in certain non recurring legal charges from the prior quarter and decreases in corporate travel and office expenses due to COVID-19.

    General and administrative expenses for the years ended December 31, 2020 and 2019 were $31.5 million and $35.0 million, respectively. General and administrative expenses include stock-based compensation of $3.0 million and $4.8 million for 2020 and 2019, respectively. The decrease in general and administrative expenses in 2020 was primarily due to a decrease in stock-based compensation expense. The general and administrative expenses excluding stock-based compensation expense are lower compared to the prior year primarily due to decreases in corporate travel, legal expenses and office expenses due to COVID-19.

Loss/(gain) on sale of vessels

For the three months ended December 31, 2020 and 2019, the Company recorded a loss of $0.1 million and a loss of $0.1 million, respectively. The loss for the three months ended December 31, 2020, includes a loss on the sale of three vessels Shrike, Osprey I and Hawk I.

For the years ended December 31, 2020 and 2019, the Company recorded a loss of $0.5 million and a gain of $6.0 million, respectively. The loss for the year ended December 31, 2020, is in connection with the sales of five vessels Goldeneye, Shrike, Skua, Osprey I and Hawk I. The gain for the year ended December 31, 2019, is in connection with the sales of four vessels Condor, Merlin, Thrasher, and Kestrel.

Interest expense

Interest expense for the three months ended December 31, 2020 and 2019 was $8.5 million and $9.0 million, respectively. The decrease in interest expense is due to a decrease in LIBOR interest rates.

    Interest expense for the years ended December 31, 2020 and 2019 was $35.4 million and $30.6 million, respectively. The increase in cash interest expense is primarily due to an increase in our outstanding debt under the Convertible Bond Debt and New Ultraco Debt Facility offset by a decrease in interest rates.

Liquidity and Capital Resources

The following table presents the cash flow information for the years ended December 31, 2020 and 2019 (in thousands):

	For the Years Ended
	December 31, 2020	December 31, 2019
Net cash provided by operating activities (1)	$12,595	$21,686
Net cash used in investing activities (2)	(5,492)	(168,619)
Net cash provided by financing activities (3)	22,615	127,900
Net increase/(decrease) in cash, cash equivalents and restricted cash	29,718	(19,033)
Cash and cash equivalents including restricted cash, beginning of year	59,130	78,164
Cash and cash equivalents including restricted cash, end of year	$88,849	$59,131

(1) The decrease in cash flows provided by operating activities resulted primarily from increase in drydock expenditures, payments related to bunkers in the first quarter of 2020 relating to prior year bunker liftings in advance of IMO 2020 regulations partly offset by decline in fuel prices resulting in decrease in the value of our bunker inventory year over year.

(2) During 2020, the Company paid $28.4 million for the purchase and installation of scrubbers and ballast water treatment systems on our fleet. Additionally, the Company paid advances on two Ultramax vessels of $3.3 million and paid $1.0 million towards vessel improvements. This use of cash was partially offset by the proceeds from the sale of five vessels for $23.2 million and $3.9 million of insurance proceeds received on hull and machinery claims.

(3) During 2020, the Company received $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility, $22.6 million from the New Ultraco Debt Facility, $15.0 million from the revolver loan under the Super Senior Facility, and $23.5 million in net proceeds from equity issuance in December 2020. The Company repaid $28.7 million of the term loan, $55.0 million of the revolver loan under the New Ultraco Debt Facility, and $8.0 million of the Norwegian Bond Debt. Additionally, the Company paid $1.2 million to settle net share equity awards, and $0.4 million as financing costs to the lenders of the New Ultraco Debt Facility.

As of December 31, 2020, our cash and cash equivalents including restricted cash was $88.8 million compared to $59.1 million as of December 31, 2019.

As of December 31, 2020, the Company's outstanding debt excluding debt discount and debt issuance costs consisted of the $180.0 million Norwegian Bond, the $166.4 million under the New Ultraco Debt Facility, $15.0 million under the Super Senior Facility and the $114.1 million Convertible Bond Debt.

In addition, as of December 31, 2020, we had $55.0 million in undrawn revolver facilities available under the New Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking and vessel improvements necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. In accordance to the statutory requirements, management anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and two and a half years for vessels older than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that the process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. Vessel improvements are capitalized and depreciated on a straight-line basis over the remaining useful life of the vessel. In 2020, 11 of our vessels were drydocked, one vessel was undergoing drydock as of December 31, 2020 and we incurred $14.3 million in drydock related costs. In 2019, 11 of our vessels were drydocked and we incurred $11.9 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, ballast water treatment systems ("BWTS"), and scrubber installations in the next four quarters, along with the anticipated off-hire days:

	Projected Costs(1) (in millions)
Quarter Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
March 31, 2021	165	$1.0	$4.4	$—
June 30, 2021	135	2.3	2.7	0.2
September 30, 2021	202	3.0	6.1	1.0
December 31, 2021	212	2.0	4.4	1.0

(1) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capex relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in U.S. dollars except share and per share data)

	For the Three Months Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues, net	$75,181,143	$71,486,350	$275,133,547	$292,377,638

Voyage expenses	19,588,771	21,441,817	89,548,796	87,701,407
Vessel operating expenses	20,847,002	22,336,329	86,527,915	82,342,123
Charter hire expenses	5,459,415	8,151,640	21,280,224	42,168,642
Depreciation and amortization	12,569,670	11,321,536	50,157,147	40,545,904
General and administrative expenses	8,807,919	10,140,435	31,532,109	35,041,996
Impairment of operating lease right-of-use assets	—	—	352,368	—
Other operating expense	—	1,125,000	—	1,125,000
Loss/(gain) on sale of vessels	100,565	65,913	489,772	(5,978,566)
Total operating expenses, net	67,373,342	74,582,670	279,888,331	282,946,506

Operating income/(loss)	7,807,801	(3,096,320)	(4,754,784)	9,431,132

Interest expense	8,509,530	8,965,038	35,392,623	30,577,489
Interest income	(20,533)	(399,624)	(257,165)	(1,867,326)
Realized and unrealized (gain)/loss on derivative instruments, net	(796,100)	(490,281)	(4,826,774)	149,632
Loss on debt extinguishment	—	—	—	2,268,452
Total other expense, net	7,692,897	8,075,133	30,308,684	31,128,247
Net income/(loss)	$114,904	$(11,171,453)	$(35,063,468)	$(21,697,115)

Weighted average shares outstanding*:
Basic*	10,415,499	10,211,266	10,310,246	10,195,088
Diluted*	10,536,097	10,211,266	10,310,246	10,195,088
Per share amounts:
Basic net income/(loss) *	$0.01	$(1.09)	$(3.40)	$(2.13)
Diluted net income/(loss) *	$0.01	$(1.09)	$(3.40)	$(2.13)

* Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONSOLIDATED BALANCE SHEETS
(in U.S. dollars except share and per share data)

	December 31, 2020	December 31, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$69,927,594	$53,583,898
Restricted cash - current	18,846,177	5,471,470
Accounts receivable, net of a reserve of $2,357,191 and $2,472,345, respectively	13,843,480	19,982,871
Prepaid expenses	3,182,815	4,631,416
Inventories	11,624,833	15,824,278
Other current assets	839,881	1,039,430
Total current assets	118,264,780	100,533,363
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $177,771,755 and $153,029,544, respectively	810,713,959	835,959,084
Advances for vessels purchase	3,250,000	—
Operating lease right-of-use assets	7,540,871	20,410,037
Other fixed assets, net of accumulated depreciation of $1,137,562 and $832,541, respectively	489,179	740,654
Restricted cash - noncurrent	75,000	74,917
Deferred financing costs - Super Senior Facility	—	166,111
Deferred drydock costs, net	24,153,776	17,495,270
Advances for scrubbers and ballast water systems and other assets	2,639,491	26,707,700
Total noncurrent assets	848,862,276	901,553,773
Total assets	$967,127,056	$1,002,087,136
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,589,970	$13,483,397
Accrued interest	4,690,135	5,321,089
Other accrued liabilities	11,747,064	28,996,836
Fair value of derivatives - current	481,791	756,229
Current portion of operating lease liabilities	7,615,371	13,255,978
Unearned charter hire revenue	8,072,295	4,692,259
Current portion of long-term debt	39,244,297	35,709,394
Total current liabilities	82,440,923	102,215,182
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	169,290,230	175,867,310
Super Senior Facility, net of debt issuance costs	14,896,357	—
New Ultraco Debt Facility, net of debt issuance costs	132,083,949	141,396,770
Convertible Bond Debt, net of debt discount and debt issuance costs	96,660,485	92,803,144
Noncurrent portion of operating lease liabilities	686,422	8,301,793
Fair value of derivatives - noncurrent	650,607	—
Total noncurrent liabilities	414,268,050	418,369,017
Total liabilities	496,708,973	520,584,199
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2020 and 2019	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 11,661,797 and 10,214,600 shares issued and outstanding as of December 31, 2020 and 2019, respectively *	116,618	102,146
Additional paid-in capital *	943,571,685	918,475,145
Accumulated deficit	(472,137,822)	(437,074,354)
Accumulated other comprehensive loss	(1,132,398)	—
Total stockholders' equity	470,418,083	481,502,937
Total liabilities and stockholders' equity	$967,127,056	$1,002,087,136
* Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Net loss	$(35,063,468)	$(21,697,115)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	42,778,395	34,318,053
Amortization of deferred drydocking costs	7,378,752	6,227,851
Amortization of operating lease right-of-use assets	12,516,798	12,764,596
Amortization of debt discount and debt issuance costs	6,272,309	3,783,939
Loss on debt extinguishment	—	2,268,452
Loss/(gain) on sale of vessels	489,772	(5,978,566)
Impairment of operating lease right-of-use assets	352,368	—
Net unrealized gain on fair value of derivatives	(536,935)	(75,537)
Stock-based compensation expense	3,048,280	4,826,324
Drydocking expenditures	(14,293,562)	(11,903,474)
Changes in operating assets and liabilities:
Accounts payable	(4,170,779)	3,199,113
Accounts receivable	1,917,765	(6,902)
Accrued interest	(630,954)	3,585,458
Inventories	4,199,445	313,507
Operating lease liabilities current and noncurrent	(13,255,978)	(13,475,534)
Other current and non-current assets	(228,992)	1,503,904
Other accrued liabilities and other non-current liabilities	(3,006,946)	4,261,774
Prepaid expenses	1,448,601	4,463
Unearned revenue	3,380,036	(2,234,580)
Net cash provided by operating activities	12,594,907	21,685,726

Cash flows from investing activities:
Purchases of vessels and vessel improvements	(979,612)	(143,477,720)
Advances for vessels purchase	(3,250,000)	—
Purchase of scrubbers and ballast water treatment systems	(28,376,566)	(58,196,164)
Proceeds from hull and machinery insurance claims	3,943,667	3,845,967
Proceeds from sale of vessels	23,224,650	29,560,746
Purchase of other fixed assets	(53,794)	(351,434)
Net cash used in investing activities	(5,491,655)	(168,618,605)

Cash flows from financing activities:
Proceeds from the revolver loan under New First Lien Facility	—	5,000,000
Payment of revolver under New First Lien Facility	—	(5,000,000)
Proceeds from Convertible Bond Debt, net of debt discount	—	112,482,586
Proceeds from New Ultraco Debt Facility	22,550,000	187,760,000
Proceeds from Share Lending Agreement	—	35,829
Proceeds from the revolver loan under New Ultraco Debt Facility	55,000,000	—
Proceeds from the Super Senior Facility	15,000,000	—
Repayment of New First Lien Facility - term loan	—	(60,000,000)
Repayment of Norwegian Bond Debt	(8,000,000)	(8,000,000)
Repayment of Original Ultraco Debt Facility	—	(82,600,000)
Repayment of term loan under New Ultraco Debt Facility	(28,734,393)	(15,146,013)
Repayment of revolver loan under New Ultraco Debt Facility	(55,000,000)	—
Financing costs paid to lenders	(381,471)	(3,533,770)
Other financing costs	(141,634)	(1,655,353)
Proceeds from Equity Offerings, net of issuance costs	23,497,854	—

Cash used to settle fractional shares	(12,513)	—
Cash used to settle net share equity awards	(1,162,609)	(1,443,753)
Net cash provided by financing activities	22,615,234	127,899,526
Net increase/(decrease) in cash, cash equivalents and restricted cash	29,718,486	(19,033,353)
Cash, cash equivalents and restricted cash at beginning of year	59,130,285	78,163,638
Cash, cash equivalents and restricted cash at end of year	$88,848,771	$59,130,285

Supplemental cash flow information:
Accruals for scrubbers and ballast water treatment systems in Accounts payable and Other accrued liabilities	$3,154,693	$16,380,168
Accruals for equity issuance costs included in Accounts payable and Other accrued liabilities	$260,000	$—
Cash paid during the period for interest	$29,603,965	$23,208,093

Supplemental Information - Non-GAAP Financial Measures

This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as net (loss)/income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net (loss)/income, operating income/(loss), cash flows provided by/(used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain/(loss) on sale of vessels, impairment of operating lease right-of-use assets, loss on debt extinguishment and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income/(loss)	$114,904	$(11,171,453)	$(35,063,468)	$(21,697,115)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	8,509,530	8,965,038	35,392,623	30,577,489
Interest Income	(20,533)	(399,624)	(257,165)	(1,867,326)
Income taxes	—	—	—	—
EBIT	8,603,901	(2,606,039)	71,990	7,013,048
Depreciation and amortization	12,569,670	11,321,536	50,157,147	40,545,904
EBITDA	21,173,571	8,715,497	50,229,137	47,558,952
Non-cash, one-time and other adjustments to EBITDA(1):	848,401	1,064,334	3,890,420	1,116,210
Adjusted EBITDA	$22,021,972	$9,779,831	$54,119,557	$48,675,162

(1)One-time and other adjustments to EBITDA includes; loss on debt extinguishment, vessel impairment, impairment of operating lease right-of-use assets, stock-based compensation and (gain)/loss on sale of vessels.

TCE revenue and TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

	Three Months Ended		For the Years Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Revenues, net	$75,181,143	$71,486,350	$275,133,547	$292,377,638
Less:
Voyage expenses	(19,588,771)	(21,441,817)	(89,548,796)	(87,701,407)
Charter hire expenses	(5,459,415)	(8,151,640)	(21,280,224)	(42,168,642)
Reversal of one legacy time charter	115,671	(269,504)	448,347	(36,527)
Realized (loss)/gain on FFAs and bunker swaps	(2,365,179)	294,056	4,525,897	(126,231)
TCE revenue	$47,883,449	$41,917,445	$169,278,771	$162,344,831

Owned available days	4,279	3,712	17,433	15,631
TCE	$11,190	$11,292	$9,710	$10,386

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we charter-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $180.0 million, are secured by 19 vessels.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB ( PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and ABN AMRO, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of December 31, 2020, the availability under the revolving credit facility is $55.0 million. The New Ultraco Debt Facility is secured by 26 vessels.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The outstanding debt under the New First Lien Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Original Ultraco Debt Facility: Original Ultraco Debt Facility refers to the credit facility for $82.6 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC (“ ABN AMRO”), as facility agent and security trustee for the Ultraco Lenders, ABN AMRO, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and two Ultramax vessels during 2018. The Original Ultraco Debt Facility was repaid in full in the first quarter of 2019 with proceeds from the New Ultraco Debt Facility.

Convertible Bond Debt: Convertible Bond Debt refers to net proceeds of approximately $112.5 million that the Company received on July 29, 2019 from its issuance of 5.0% Convertible Senior Notes due 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. As of December 31, 2020, $15.0 million was fully drawn to be used for general corporate purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, March 5, 2021, to discuss the fourth quarter and full year results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 7949538. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on March 5, 2021 until 11:00 AM ET on March 15, 2021. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 7949538.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact:
Rose & Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.